FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).


		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person | 2. Issuer Name and Ticker or
Hodgson         James             D.    |    Trading Symbol
(Last)         (First)         (Middle) |    United Television, Inc.
        10132 Hillgrove Drive           |    (UTVI)
              (Street)                  |-----------------------------------
Beverly Hills     CA             90210  |3. IRS or Social Security Number of
(City)          (State)          (Zip)  |   Reporting Person (Voluntary)
                                        |
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4. Statement of Month/Year |  5. If Amendment, Date or Original (Month/Year)
                           |
    03/98                  |
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6. Relationship of Reporting Person | 7. Individual or Joint/Group Filing
   to Issuer (Check all applicable) |
                                    |     X  Form filed by one Reporting
   x  Director             10% Owner|    --- Person
  ---                  ---          |
      Officer (give        Other    |        Form filed by more than one
  --- title below)     --- (specify |    --- Reporting Person
                            below)  |
                                    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned


1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of        6.Ownership      7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities         Form:            Indirect
                          (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially       Direct (D) or    Beneficial
                                                               of (D) (Instr.     Owned at End        Indirect (I)     Ownership
					     Code   V           3,4, and 5)        of Month           (Instr. 4)      (instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)

Common Stock              03/13/98           M              1000      A     89.00
                          03/13/98           M              1000      A     87.25
                          03/13/98           S              2000      D    108.00   1,000              D

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FORM  4 (Continued)    Table II-Derivative Securities Acquired, Disposed
                            of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title of        2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative           Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security             of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)            Security             Day/Year)                      Acquired (A)       Date
                                                                             or Disposed        (Month/Day/Year)
                                                                             (D) (Instr.3,
                                                                             4 and 5)
                                                                            (A)      (D)         Date         Expiration
                                                                                                 Exercisable  Date
Director stock option
  (right to buy)         89.00                03/13/98       M                       1000        4/25/96      4/24/01
Director stock option
  (right to buy)         87.25                03/13/98       M                       1000        5/06/97      5/05/02
 7.Title and               8.Price of         9.Number of            10.Ownership         11.Nature
   Amount of                 Derivative         Derivative              Form of              of
   Underlying                Security           Securities              Derivative           Indirect
   Securities                (Instr. 5)         Beneficially            Security:            Beneficial
   (Instr.3                                     Owned at End            Direct (D)           Ownership
   and 4)                                       of Month                or                   (Instr.4)
						(Instr.4)               Indirect (I)
									(Instr.4)
  Title          Number
                 of Shares
  Common stock   1000          --                 -0-                     D
  Common stock   1000          --                 -0-                     D
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     /s/ James D. Hodgson                      April 6, 1998
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   **Signature of Reporting Person                  Date